ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (the "Agreement") is made as of August 31, 2005, between TRANS ENERGY, INC., a Nevada corporation ("Trans Energy"), and PRIMA OIL COMPANY, INC., a Delaware corporation ("Prima"), (also sometimes referred to collectively herein as "Seller" or "Sellers") and GEORGE HILLYER (also sometimes referred to herein as "Buyer"). For good and valuable consideration, the value, receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants, agreements, representations, and warranties contained in this Agreement, the parties agree as follows:

     1. Basic Transaction: Subject to the terms and conditions of this Asset Purchase Agreement (the "Agreement"), Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer certain assets described in Section 2 below (the "Purchased Assets"). For purposes of this Agreement, the term "Business' shall refer only to the operations and results of operations of the Marion County Leases and the Marion County Wells, as such terms are described below.

     2. Purchased Assets: Except for the Excluded Assets described in Section 3 below, the Purchased Assets shall consist of the following assets of Seller in connection with the Business:

         a. All those certain leases for the production of oil and natural gas located in Marion County, West Virginia, (the "Marion County Leases") and more particularly described in that certain assignment and bill of sale by and between Cobham Gas Industries, Inc., a West Virginia corporation ("Cobham") and Belmont Energy, Inc., a Ohio corporation, as assignors, and Prima, as assignee, dated November 5, 2004, and of record in the Office of the Clerk of County Commission of Marion County, West Virginia in Assignment Book 27, at page 258, a copy of which is attached hereto as Exhibit A (the "Cobham Assignment");

         b. All those certain oil or natural gas wells located on the Marion County Leases, all as more particularly described and set forth on Schedule B attached hereto (the "Marion County Wells"), together with all of the equipment and other tangible personal property physically attached to any of the Marion County Wells;

         c. All of those certain vehicles and other equipment set forth and described on Schedule C attached hereto (the "Equipment"), together with such parts inventories and hand tools as shall be agreed upon by Buyer and Mr. Clarence Smith on behalf of Seller;

         d. All of Seller's well logs, maps, production data, sales records and histories, royalty payment records and other information concerning the Marion County Leases or the Marion County Wells, whether in paper, electronic or other format (the "Marion County Information");

         e. Seller's $50,000.00 reclamation bond pursuant to which all of the Marion County Wells, among others, are permitted (the "Bond");

         f. Seller's cash and trade accounts receivable generated by the Business, net of all operating expenses related to the Business, realized on or after August 1, 2005 (the "August Business Net Receipts"); and

         g. All of the outstanding capital common stock of Cobham held by Seller, or any related party thereto, it being understood that in the event

Cobham is not the record holder of the outstanding capital common stock of Pennine Resources, Inc. and Belmont Energy, Inc., then such shares held by Seller, or any of their related parties shall also be included among the assets purchased by Buyer.

     3. Excluded Assets: All other assets of Seller and Cobham not specifically set forth and described herein or on the Exhibits and Schedules hereto shall be excluded from the Purchased Assets, including without limitation, any other assets of Sellers that are expressly excluded from the Purchased Assets in the Purchase Agreement, and all parts and tools which Buyer and Mr. Smith agree shall be excluded from the purchased assets.

     4. Consideration.

         a. Buyer shall:

                   i. sell, assign, convey, release, relinquish or otherwise transfer to Seller (i) all of the capital common stock of Trans Energy issued to Buyer or to Texas Energy Trust Company on or about January 31, 2005, being approximately 244,633 shares (the "Trans Energy Stock"), which said shares shall be valued at the closing price per share of its publicly traded shares on the Closing Date;

                   ii. sell, assign, convey, release, relinquish or otherwise transfer all of Buyer's options, warrants and future rights to acquire securities of Seller or any of their affiliated entities from any of the Seller or any of their affiliated entities (the "Securities Rights");

                   iii. allow, and does hereby allow, Seller to utilize through December 31, 2005 the Bond to comply with West Virginia bonding requirements for the operation of oil and natural gas wells other than the Marion County Wells, including without limitation existing and new wells;

                   iv. assume, and does hereby assume, responsibility for the payment of the BB&T Loan in the approximate amount of $79,089, the three Ford Motor Credit loans in the total approximate amount of $17,750, plugging liabilities related to the Marion County Wells, all expenses related to operation, maintenance and ownership of the Marion County Leases and the Marion County Wells incurred on or after August 1, 2005, whether paid or not, and all other liabilities not specifically retained by Seller.

          b. Sellers shall:

                   i. fulfill their remaining payment obligations to Buyer under the purchase agreement between the parties dated November 5, 2004 (the "Purchase Agreement"); provided, however, Sellers will be entitled to a $25,000.00 credit in exchange for one of the John Deere 650 Dozer listed on Schedule C;

                   ii. retain, and does hereby assume, responsibility for the payment of certain debts of or related to Cobham, including without limitation all accounts or notes payable to Arvilla Oilfield Services, LLC or any other entity with whom Trans Energy files consolidated financial statements, all as more particularly set forth and described on Schedule D attached hereto and further warrant that there are no known trade accounts payable, unpaid royalties or taxes that have not been retained by Seller

          c. The Consideration shall be delivered as follows:

                   i. At the Closing, Buyer shall deliver:

                      1. all of Buyer's stock certificates for all of Buyer's Trans Energy Stock, duly endorsed for transfer, and accompanied by irrevocable stock transfer powers duly executed by Buyer in substantially the same form as Exhibit E;

                      2.   an  executed   release  and   surrender   of  Buyer's
                           Securities Rights in substantially the same form as Exhibit F.

                  ii. At the Closing, Seller shall deliver:

                      1. an executed assignment, assumption, and bill of sale for the Marion County Leases and Marion County Wells in substantially the same form as Exhibit G;

                      2. an executed bill of sale for the Equipment in substantially the same form as Exhibit H;

                      3. all outstanding stock certificates for Cobham, duly endorsed for transfer, and accompanied by irrevocable stock transfer powers duly executed by Seller in substantially the same form as Exhibit I.

               iii. Within ninety (90) days after the Closing date herein, Seller shall deliver to Buyer the August Business Net Receipts, together with an itemization of revenues and expenses generated by the Business during the month of August 2005.

         d. Trans Energy, its subsidiaries, officers and directors will, and do hereby, release Mr. Hillyer and Cobham from all their claims of whatever kind, whether known or unknown, fixed or contingent, as of July 31, 2005 and as of the Closing Date, except as otherwise specifically set forth herein or agreed upon in writing.

         e. Mr. Hillyer and Cobham will, and do hereby, release Sellers, their officers, directors and subsidiaries from all their claims of whatever kind, whether known or unknown, fixed or contingent, as of July 31, 2005 and as of the Closing Date, except as otherwise specifically set forth herein or agreed upon in writing.

         f. Mr. Hillyer and Cobham will, and do hereby, indemnify Seller, its subsidiaries, officers and directors from all losses or claims arising out of or related to the ownership or operations of the Marion County Leases and the Marion County Wells, whenever or however so arising.

         g. Mr. Hillyer and Cobham will, and do hereby, indemnify Seller, its subsidiaries, officers and directors from all losses or claims arising out of the assumed liabilities provided in Section 4(a)(iv).

     5. No Assumed Liability: Except as otherwise expressly provided in Section 4(b)(ii), Seller assumes no liability of Buyer with respect to the operation of the Purchased Assets or Cobham after the date of the Closing.

     6. Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

         a. Power and Authority. Buyer has full right, power and authority to execute, deliver and perform this Agreement and to consummate the transactions hereby contemplated.

         b. Conflicting Instruments. To Buyer's knowledge, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein will not, with or without the giving of notice or the passage of time, (i) conflict with or result in the breach of any of the terms and provisions of, or constitute a default under, any note, indenture, mortgage, deed of trust, agreement, or other instrument or restriction to which Buyer is a party, (ii) violate any law, order, rule, regulation, writ, injunction or decree of any government, governmental instrumentality, agency or body, arbitration tribunal, or court, domestic or foreign, having jurisdiction over Buyer or its property, or (iii) result in the creation of any lien, charge or encumbrance upon any of the properties of Buyer.

         c. Brokers. All negotiations relative to this Agreement and the transactions contemplated hereunder have been conducted and carried out by Buyer directly with Seller and without the assistance or intervention of any other person so as, through action of the parties or otherwise, to give rise to any valid claim against Buyer or Seller for a finder's fee, broker's fee, commission or other like payment. Buyer has not engaged, retained or contracted with any finder, broker or similar person with respect to the purchase of the Assets to from Seller, so as to incur any liability for a finder's fee, broker's fee, commission or like payment in connection with the execution of this Agreement or the consummation of the transactions contemplated hereunder.

         d. Trans Energy Stock and Securities Rights. Buyer is not a party to any agreement, written or oral, creating rights with respect to Buyer's Trans Energy Stock and Securities Rights in any third person or relating to the voting of the Trans Energy Stock. Buyer is the lawful owner of the Buyer's Trans Energy Stock and Securities Rights, free and clear of all security interests, liens, encumbrances, equities and other charges. Buyer has disclosed to Seller any and all of Buyer's existing warrants, options, stock purchase agreements, redemption agreements, restrictions of any nature, calls or rights to subscribe of any character.

     7. Conditions to Seller's Obligations. Each and every obligation of Seller under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of the following conditions:

         a. Representations and Warranties True. The representations and warranties by Buyer in this Agreement or any other instrument delivered by Buyer under this Agreement or in connection with the transfer of the Purchased Assets shall be true and accurate as of the date when made and at and as of the Closing Date.

         b. Buyer's Performance. Buyer shall have performed and complied in all material respects with each and every covenant, agreement, obligation and condition required to be performed by it prior to or on the Closing Date.

         c. No Governmental Proceeding or Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and no suit, action, investigation, inquiry or proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby or seeks to impose any liability on Seller as a result of the transactions contemplated hereby.

     8. Other Actions.

         a. Control. Nothing contained in this Agreement shall give Buyer the right to control, direct or supervise the equipment, personnel or operations of Seller's business prior to Closing without the written consent of Seller. The operation of the Seller's business, including complete control and supervision of all operations, equipment and employees prior to Closing shall be the sole responsibility of Seller, unless otherwise agreed to in writing by the parties.

         b. Cooperation After Closing. Each party shall promptly, at any time and from time to time after the Closing Date, upon the request of the other party, do, execute, acknowledge, deliver and perform all such further acts, deeds, instruments, assignments, transfers, conveyances, registrations, applications powers of attorney and assurances as may be required to convey and transfer to and vest in the other party and protect the other party's right, title and interest in and to and enjoyment of all the assets and consideration intended to be assigned, transferred and conveyed to pursuant to this Agreement.

         c. The Closing: The Closing of this sale will take place at Seller's office at 10:00 a.m. on August 31, 2005 or such other place or date as Seller and Buyer agree upon. The purchase and sale of the Purchased Assets shall be effective as of the Closing, and possession of the Purchased Assets will be delivered and accepted as of the Closing.

9. Fees and Expenses: Each of the parties hereto will bear all legal and other expenses incurred by it or on its behalf in connection with the transactions contemplated by this Agreement.

     10. Post-Closing Covenants:

         a. Generally: In case at any time after the Closing date any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, at the sole cost and expense of the requesting party.

         b. Post-Closing Receipts: In the event that any party after the Closing date receives any funds properly belonging to the other party or parties in accordance with the terms of this Agreement, the receiving party will promptly so advise such other party or parties, will segregate and hold such funds in trust for the benefit of such other party or parties and will promptly deliver such funds, together with any interest earned thereon, to an account or accounts designated in writing by such other party or parties.

         c. Tax Matters: Buyer and Seller shall cooperate fully, as to the extent reasonably required by the other party, in connection with the filing of tax returns and any audit, litigation, or other proceeding with respect to taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

     11. Indemnity by Buyer.

         a. Buyer shall indemnify Seller and the officers, directors, successors and assigns of Seller (collectively, "Seller Indemnitees"), and hold each of them harmless against all claims, losses, damages (including natural resources damages), costs (including environmental contamination and/or pollution response and clean up costs), penalties and expenses, including reasonable attorneys' fees ("Indemnity Amounts") resulting from any breach of Buyer's representations, warranties, agreements and covenants contained in this Agreement and the documents delivered pursuant hereto. Indemnity by Buyer shall survive the Closing and shall be fully enforceable at law or in equity against Buyer and its successors and assigns by Seller and its successors and assigns.

         b. Seller will give to Buyer, prompt written notice upon learning of any claim (a "Claim") as to which indemnity is prescribed by this Section. The notice will specify the circumstances giving rise to the Claim. Within twenty one (21) days after such notification, Buyer shall pay Seller such amount as is specified in the notice or inform Seller in writing that it disagrees with the computation of the amount. In the latter case, Buyer and Seller shall proceed in good faith to determine the correct amount, and Buyer's payment shall be due ten
(10) days after agreement is reached as to the correct amount. Interest shall be added to any payment made more than thirty (30) days after initial notification of Buyer, commencing after the end of such 30-day period. Interest shall be computed at the time-weighted average prime rate publicly announced by Morgan Guaranty Bank, New York, New York, and in effect during the period for which interest is payable. As to any disputed claim involving this Agreement, the parties agree it shall be referred to and finally settled by arbitration as provided in Section 12.

         c. Buyer, at its expense, shall have the responsibility of contesting, defending, litigating or settling the Claim. Seller or Seller Indemnitees may participate in the negotiation, litigation or settlement of any such Claim, provided that (notwithstanding any other provision hereof) if Buyer agrees in writing promptly after Buyer obtains knowledge thereof to be fully responsible for any such Claim, Seller's participation shall be at its own expense. No Claim shall be settled by Buyer unless the Seller Indemnitees are fully released from all liability with respect thereto. Each of Buyer and the Seller Indemnitees agrees that they will cooperate with the others as they may reasonably request in the handling of any Claims.

         d. Upon the settlement of any Claim as provided above or the final resolution of any Claim by a court of competent jurisdiction, Buyer will notify Seller promptly. Buyer promptly will pay such Claim and, in addition, will pay to Seller an amount equal to any Indemnity Amounts incurred by any of the Seller Indemnitees in connection with such Claim, and any amount required to make the Seller Indemnitees whole after Taxes, with respect to the foregoing payments taking into account as well any Tax benefits to such Seller Indemnitees. Seller agrees to consult with Buyer prior to writing off or deducting the Claims for Tax purposes.

         e. If Buyer fails to comply with its obligations under this Section, the Seller Indemnitees involved may elect, but shall not be obligated, to contest, defend, litigate or settle any Claim in good faith, and Buyer promptly will pay to Seller an amount equal to any Indemnity Amounts incurred by such Seller Indemnitees in connection therewith, and any amount required to make the Seller Indemnitees whole after Taxes, with respect to the foregoing payments.

         f. For purposes of this section, "Tax" or "Taxes" shall mean any tax (including any income tax, capital gains tax, value added tax, sales tax, property tax, gift tax, franchise tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any governmental body or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

     12. Arbitration.

         a. All disputes arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally settled by arbitration under the Commercial Arbitration Rules then in effect of the American Arbitration Association (the "Rules") by three (3) arbitrators appointed as follows: (i) if there are two parties to the dispute, each party shall appoint an arbitrator (who may be non-neutral) and these arbitrators shall appoint a third arbitrator to act as chairman (provided that if the two party appointed arbitrators do not agree on the appointment of the third arbitrator within thirty (30) days of the appointment of the second of said two party appointed arbitrators, then the American Arbitration Association shall appoint the third arbitrator), (ii) if there are three parties to the dispute (for purposes of this section only, parties that are affiliated parties are counted as being one party and affiliated parties shall mean parties controlling or majority owning, being controlled or majority owned by or being under common control or majority ownership with or being blood related to other parties hereto), each party shall appoint one arbitrator (who may be non-neutral), or (iii) if there are more than three parties to the dispute, then the three arbitrators (who shall be neutral) shall be appointed by the American Arbitration Association at the request of any of the parties to the dispute.

         b. If any party to the dispute fails to nominate an arbitrator within thirty (30) days from the date when the relevant claimant's request for arbitration has been communicated to the other party, such appointment shall be made promptly by the American Arbitration Association, and any party may request such appointment be made.

         c. At the request of any party to a dispute, the arbitrators shall appoint experts, including an accountant, to assist them on technical questions relating to valuation, accounting principles and practices and similar matters, provided that such accountant shall be from a leading accounting firm having an office in Parkersburg, West Virginia.

         d. Such arbitral tribunal shall be constituted in accordance with this section, and with respect to matters not dealt with in this section, in accordance with the Rules, which Rules are hereby deemed to be incorporated herein by reference except where inconsistent with the other provisions of this section. The language of the arbitration shall be English. The seat of the arbitration shall be Parkersburg, West Virginia except that hearings may be held at any location convenient to the parties as shall be reasonably agreed among them and the arbitrators.

         e. The parties hereby exclude any reference to or right of appeal to any court by any party, in particular in connection with any question of law arising in the course of the reference or out of the award, except if necessary to compel arbitration as the parties' exclusive remedy in accordance with the terms of this section or to administer or enforce any award. Judgment upon the award rendered may be entered in any court having jurisdiction thereof or having jurisdiction over one or more of the parties or their assets, or application may be made to such court for a judicial acceptance of the award and an order of enforcement.

     13. Severability: Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

     14. Descriptive Headings: The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     15. Notices: All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing. Such notices, demands and other communications will be sent to Buyer and Seller at the addresses indicated below (or to such other address or to the attention of such other party as the recipient party has specified by prior written notice to the sending party):

                 If to Buyer:
                                Mr. George Hillyer
                                Rt. 4, Box 350A
                                P. O. Box 1697
                                Clarksburg West Virginia 26302-1697

                 If to Seller:
                                Mr.  Clarence  E. Smith
                                Trans  Energy,  Inc.
                                Post Office Box 432
                                St. Marys, West Virginia  26170

                 With a copy to:
                                Richard A. Hudson, Esq.
                                Bowles Rice McDavid Graff & Love, LLP
                                P. O. Box 49
                                Parkersburg, West Virginia 26102

     16. No Third-Party Beneficiaries: This Agreement will not confer any rights or remedies upon any person or entity other than Seller and Buyer and their respective successors and permitted assigns.

     17. Complete Agreement: This Agreement constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof. This Agreement may be amended or waived only by a written agreement executed by both Seller and Buyer.

18. Assignment: No party hereto may assign any of such party's rights or obligations under or in connection with this Agreement without the written consent of the other party hereto. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement will be binding upon and enforceable against the respective heirs, personal representatives, successors and permitted assigns of such party.

     19. GOVERNING LAW; VENUE AND JURISDICTION: ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES HERETO WILL BE GOVERNED BY THE INTERNAL LAW, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF WEST VIRGINIA. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN THE COURTS OF THE STATE OF WEST VIRGINIA OR THE UNITED STATES OF AMERICA, HEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND
AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

                 IN WITNESS WHEREOF, the undersigned have signed this Agreement as of the date set forth above.

                                 TRANS ENERGY, INC.

                                 By:      /s/ Clarence E. Smith
                                          --------------------------

                                 Its:     Chief Executive Officer

                                 PRIMA OIL COMPANY, INC.

                                 By:      /s/ Loren E. Bagley
                                          --------------------------

                                 Its:     President

                                 GEORGE HILLYER
                                          /s/ George Hillyer
                                 -----------------------------------